EXHIBIT 4.7
                                                                     -----------

                      AMENDMENT NO. 1 TO SECURITY AGREEMENT

         This AMENDMENT NO. 1 (this "Amendment") is made as of April 3, 2003 by and between SMARTSERV ONLINE, INC., a Delaware corporation ("Debtor"), and Global Capital Funding Group, L.P., a Delaware limited partnership ("Secured Party").

         WHEREAS, Debtor and Secured Party entered into a Security Agreement dated as of February 14, 2003 (the "Security Agreement"), pursuant to which Secured Party was granted a security interest in certain of the Debtor's property (the "Collateral") which secures that certain Convertible Debenture dated as of February 14, 2003 in the amended Principal Amount of One Million One Hundred Thousand Dollars ($1,100,000) made by Debtor and issued to Secured Party (the "Convertible Debenture"),

         WHEREAS, Debtor and Secured Party, pursuant to that certain Amendment Number 1 to Convertible Debenture dated of even date herewith, have agreed to increase the principal amount of the Convertible Debenture from $1,000,000 to $1,100,000;

         WHEREAS, Debtor and Secured Party desire to amend this Security Agreement to provide for a security interest in the Collateral to secure the Debenture.

         NOW THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Debtor and Secured Party hereby agree as follows:

         1. The Security Agreement shall be amended so that the term "Note" shall be defined as "Note - means that certain 10% Convertible Debenture dated as of February 14, 2003, in the amended principal amount of $1,100,000, made and executed by Debtor and issued to Secured Party, and all amendments and supplements thereto, restatements thereof and renewals, extensions, restructurings and refinancings thereof."

         2. All other terms and provisions of the Security Agreement shall remain in full force and effect and unchanged by this Amendment.

         Duly executed and delivered by the parties on the date first written above.

                           SMARTSERV ONLINE, INC.


                           By:    /s/ Thomas W. Haller
                                  --------------------
                           Name:  Thomas W. Haller
                           Title: Senior Vice President and
                                  Chief Financial Officer


                           GLOBAL CAPITAL FUNDING GROUP, L.P.
                           By its General Partner, Global Capital
                           Management Services, Inc.


                           By:    /s/ Lewis N. Lester
                           Name:  Lewis N. Lester
                           Title: President